Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537 6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2009 FIRST QUARTER RESULTS

Somerset, NJ – November 13, 2008 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced its financial results for its first fiscal quarter ended September 30, 2008. Catalent recognized net revenue of $417.1 million and earnings from continuing operations of $21.8 million for the quarter then ended. Adjusted EBITDA as detailed in the attached schedules for the twelve months ended September 30, 2008 was $340.5 million. EBITDA and Adjusted EBITDA are defined below under “Non-GAAP Financial Matters.”

Catalent’s interim President and Chief Executive Officer, George Fotiades, said, “First quarter performance fell short of expectations, reflecting the continuing challenges we face in our Packaging Services segment, specifically in the North American market. We are addressing the issues and continue to forecast gradual improvement over the next several quarters. On a brighter note, we achieved both revenue and profitability growth within our Sterile Technologies segment. This reflects the progress and performance of our pre-filled syringe facility in Brussels, which received its first FDA approval for a new product during the first quarter. Overall, Catalent remains well positioned to benefit from continued growth in outsourcing within the pharmaceutical, biotech and consumer health industries.”

Matthew Walsh, Catalent’s Senior Vice President and Chief Financial Officer, stated, “While we continue to focus on driving revenue growth, as evidenced by growth in our Sterile Technologies segment, we have enacted plans to contain operating costs at all levels. Recurring selling, general and administrative costs, excluding foreign exchange translations, were flat to prior year despite increases in resources necessary to operate as a stand-alone company. Liquidity continues to remain sound.”

The definition of Adjusted EBITDA, which excludes costs related to the separation of Catalent from Cardinal Health, Inc. and costs related to The Blackstone Group’s acquisition of Catalent, among other items, and a reconciliation of Adjusted EBITDA to GAAP results are included below under “Non-GAAP Financial Matters” and under “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA”, respectively.

Results of Operations – First Fiscal Quarter Ended September 30, 2008

Net revenue for the quarter ended September 30, 2008 was $417.1 million, a decrease of $18.0 million, or 4.1%, compared to $435.1 million for the same period of fiscal year 2008. The weaker U.S. dollar favorably impacted our revenues by approximately two percentage points, or $9.8 million. Excluding the impact of foreign exchange rates, net revenues decreased by $27.8 million, or 6.4%, primarily due to lower North American volumes in printed components and commercial packaging within our Packaging Services segment. Excluding the impact of foreign exchange translation, revenues in our Packaging Services segment declined by $26.2 million, or 18.5%, relative to the same period of fiscal year 2008. Oral Technologies’ revenue decline of $4.2 million, or 1.8%, excluding foreign exchange, was primarily due to operating inefficiencies at certain manufacturing facilities during the quarter. Revenues from the Sterile Technologies segment grew by 6.7%, excluding foreign exchange rate impact, due to broad-based strength in demand across substantially all offerings, led by our pre-filled syringe business in Brussels.

Gross margin of $95.7 million decreased by 9.7%, or $10.3 million, compared to the same period of fiscal year 2008. The weaker U.S. dollar favorably impacted our gross margin in the first quarter of fiscal year 2009 by approximately two percentage points. The decline in gross margins was primarily attributable to weaker demand within our North American packaging and printing facilities, the impact of operating inefficiencies experienced within our Oral Technologies segment, and overall weaker demand in particular for consumer health products.

Selling, general and administrative expenses of $78.2 million in the first quarter of fiscal 2009 increased by approximately 5.7%, or $4.2 million, compared to the same period of fiscal year 2008. The weaker U.S. dollar increased our selling, general and administrative expenses by $1.8 million compared to the same period of the prior year. Fiscal first quarter 2009 results included $3.0 million of one-time costs for severance and transition costs related to the departure of our former CEO. Excluding the impact of foreign exchange rates and one-time items, selling, general and administrative expenses decreased slightly versus the same period of the prior year.

EBITDA from continuing operations for the quarter ended September 30, 2008 of $101.0 million increased $81.6 million from the quarter ended September 30, 2007. EBITDA was favorably impacted by $49.0 million in foreign exchange gains experienced in the first fiscal quarter of 2009 compared to $47.2 million of foreign exchange losses experienced in the same fiscal period of 2008, partially offset by decreases within our Packaging Services and Oral Technologies segments. The majority of foreign exchange gains and losses recorded in the current quarter and prior year quarter were unrealized and non-cash. Within our operating segments, Packaging Services EBITDA declined $13.6 million excluding the impact of foreign exchange rates, or 66%, due primarily to lower North American volumes in printed components and commercial packaging. Excluding the impact of foreign currency rates, EBITDA in our Oral Technologies segment declined $5.6 million, or 11.4%, compared to the same period of the prior fiscal year. The decline was primarily related to operating inefficiencies at certain manufacturing facilities. These declines were partially offset by increased EBITDA in Sterile Technologies, which grew $1.9 million, or 29.2% exclusive of foreign exchange rate impact, led by our pre-filled syringe business in Brussels.

Adjusted EBITDA of $340.5 million, reflecting the North Raleigh reclassification described below, for the twelve months ended September 30, 2008 decreased $20.6 million compared with the twelve month period ended June 30, 2008, primarily due to segment operating performance as described above.

North Raleigh Site – Discontinued Operations

During the first quarter of fiscal year 2009, the Company initiated plans to sell its North Raleigh facility and classified it as a discontinued operation, which has been reflected in all prior periods presented. As previously announced in the Company’s Current Report on Form 8-K filed with the SEC on September 22, 2008, in the context of the Company’s strategic plan for the Sterile Technologies segment, the Company decided to consider strategic alternatives with respect to the North Raleigh, North Carolina facility, including a possible sale of the business or assets of the facility. This decision resulted from an overall strategic review in which the Company’s management determined that the business at the facility was not expected to achieve the Company’s growth and profitability objectives. The Company will continue to meet its commitments to the facility’s current customers and regulators.

Basis of Presentation

The unaudited condensed financial statements as of and for the fiscal quarter ended September 30, 2008 and September 30, 2007, present the consolidated financial position, results of operations and cash flows of Catalent as a stand-alone entity, including adjustments, allocations and related party transactions and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

Non-GAAP Financial Matters

In addition to disclosing financial results that are determined in accordance with GAAP, Catalent discloses EBITDA and Adjusted EBITDA, which are non-GAAP measures. You should not consider EBITDA or Adjusted EBITDA as an alternative to operating or net earnings, determined in accordance with GAAP, as an indicator of Catalent’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity. EBITDA is calculated by the sum of earnings before interest, taxes, depreciation and amortization.

We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant, and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense.

The Company’s credit facilities and the indentures governing the outstanding notes have certain covenants that use ratios utilizing a measure referred to as Adjusted EBITDA. The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net earnings (loss). Included in this release is a reconciliation of net earnings (loss) to EBITDA and to Adjusted EBITDA.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate”, “intend”, “estimate”, “plan”, “project”, “foresee”, “likely”, “may”, “will”, “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on November 13, 2008 beginning at 10:30 a.m. (EST) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript will also be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The Company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,500 people at more than 30 facilities worldwide and generates more than $1.8 billion in annual revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Condensed Statements of Earnings

(unaudited, in millions)

(in millions)	Quarter Ended September 30, 2008	Quarter Ended September 30, 2007	Increase / (Decrease)
			$	%
Net revenue	$417.1	$435.1	$(18.0)	-4.1%
Cost of products sold	321.4	329.1	(7.7)	-2.3%

Gross margin	95.7	106.0	(10.3)	-9.7%
Selling, general and administrative expenses	78.2	74.0	4.2	5.7%
Impairment charges and (gain)/loss on sale of assets	0.1	0.4	(0.3)	-75.0%
Restructuring and other special items	2.6	4.3	(1.7)	-39.5%

Operating earnings	14.8	27.3	(12.5)	-45.8%
Interest expense, net	48.3	49.3	(1.0)	-2.0%
Other (income)/expense, net	(46.2)	48.0	(94.2)	N.M.

Earnings/(loss) from continuing operations before income taxes and minority interest	12.7	(70.0)	82.7	N.M.
Income tax benefit	(7.3)	(37.4)	30.1	N.M.
Minority interest income, net of tax	(1.8)	(0.3)	(1.5)	N.M.

Earnings/(loss) from continuing operations	21.8	(32.3)	54.1	N.M.
Loss from discontinued operations, net of tax	(3.5)	(4.3)	0.8	-18.6%

Net earnings/(loss)	$18.3	$(36.6)	$54.9	N.M.

N.M.—percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, in millions)

(in millions)	Quarter Ended September 30, 2008	Quarter Ended September 30, 2007	Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	$237.2	$235.2	2.0	0.9%
Segment EBITDA	44.1	49.4	(5.3)	-10.7%

Sterile Technologies
Net revenue	74.7	67.6	7.1	10.5%
Segment EBITDA	9.2	6.5	2.7	41.5%

Packaging Services
Net revenue	116.4	141.7	(25.3)	-17.9%
Segment EBITDA	7.3	20.8	(13.5)	-64.9%

Inter-segment revenue elimination	(11.2)	(9.4)	(1.8)	19.1%

Unallocated Costs	40.4	(57.3)	97.7	N.M.

Combined Total
Net revenue	417.1	435.1	(18.0)	-4.1%
EBITDA	101.0	19.4	81.6	N.M.

N.M.—percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(unaudited, in millions)

	Quarters Ended				Twelve Months Ended June 30, 2008	Quarter Ended September 30, 2008	Twelve Months Ended September 30, 2008
	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008
(Loss)/earnings from continuing operations (1) (2)	$(32.3)	$(39.2)	$(65.7)	$(318.9)	$(456.1)	$21.8	$(402.0)
Interest expense, net	49.3	52.0	51.7	48.2	201.2	48.3	200.2
Income tax (benefit)/provision (2)	(37.4)	(27.7)	(26.4)	10.2	(81.3)	(7.3)	(51.2)
Depreciation and amortization (1)	39.8	40.7	42.0	35.8	158.3	38.2	156.7

EBITDA	$19.4	$25.8	$1.6	$(224.7)	$(177.9)	$101.0	$(96.3)
Equity compensation	1.8	2.2	3.0	1.2	8.2	1.4	7.8
Impairment charges and (gain)/loss on sale of assets (1)	0.4	—	—	316.6	317.0	0.1	316.7
Restructuring and special items	4.3	9.0	7.4	3.0	23.7	2.6	22.0
Other non-recurring/one time items	1.7	10.4	(2.6)	(1.7)	7.8	3.5	9.6
Unrealized fx loss (gain) (included in other, net) (2) (3)	44.9	33.9	72.1	8.6	159.5	(59.2)	55.4
Other adjustments	(0.3)	1.3	3.1	4.5	8.6	2.1	11.0
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0
Disposition adjustments	(0.9)	2.7	(0.1)	0.2	1.9	—	2.8

Subtotal (2) (3)	73.8	87.8	87.0	110.2	358.8	54.0	339.0
Estimated cost savings					2.3		1.5

Adjusted EBITDA					$361.1		$340.5

(1)

During the quarter ended September 30, 2008, the Company classified North Raleigh as a discontinued operation. As a result, the periods ending September 30, 2007 through June 30, 2008 were adjusted to exclude North Raleigh.

(2)

On September 8, 2008, Catalent restated its results of operations for the non-cash unrealized foreign currency losses relating to euro-denominated notes and term loan, included in other (income)/expense, net. As a result, the first three fiscal quarters of 2008 were restated to reflect such losses in the amount of $38.8 million, $23.2 million and $59.4 million, respectively.

(3)

During the quarters ended September 30, 2007 and December 31, 2007, Catalent did not exclude the unrealized foreign currency loss from the Adjusted EBITDA that is recorded within other (income)/expense, net in the consolidated statements of operations. The unrealized foreign currency loss should have been excluded per the definition in Catalent’s credit agreement. The realized foreign currency gain/(loss) continues to be included in the Adjusted EBITDA.

Catalent has revised the Adjusted EBITDA results for the twelve month periods ended September 30, 2007 and December 31, 2007 to reflect the exclusion of the unrealized foreign currency loss.

	Twelve Months Ended
	September 30, 2007	December 31, 2007
Previously Reported Adjusted EBITDA	$339.1	$338.9
(3) Unrealized foreign currency gain/loss adjustment	6.1	16.8

Revised Adjusted EBITDA	$345.2	$355.7

Catalent Pharma Solutions

Condensed Balance Sheets

(unaudited, in millions)

	September 30, 2008	June 30, 2008
ASSETS
Current assets:
Cash and equivalents	$63.4	$72.4
Trade receivables, net	270.2	307.9
Inventories, net	199.6	210.7
Prepaid expenses and other	74.3	74.3
Assets held for sale	20.0	21.0

Total current assets	627.5	686.3
Property and equipment, net	889.8	938.2
Other non-current assets, including intangible assets	1,800.7	1,881.8

Total assets	$3,318.0	$3,506.3

LIABILITIES and SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$30.1	$29.2
Accounts payable	109.3	138.7
Other accrued liabilities	176.9	164.3
Liabilities held for sale	3.2	3.7

Total current liabilities	319.5	335.9
Long-term obligations, less current portion	2,323.1	2,382.3
Other non-current liabilities	185.9	199.2
Total shareholder’s equity	489.5	588.9

Total liabilities and shareholder’s equity	$3,318.0	$3,506.3

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited in millions)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Cash flows from operating activities
Net cash provided by operating activities from continuing operations	$14.1	$0.3
Net cash provided by/(used in) by operating activities from discontinued operations	0.7	(3.4)

Net cash provided by (used in) operating activities	14.8	(3.1)

Cash flows from investing activities
Proceeds from sale of assets	0.9	—
Additions to property and equipment	(15.8)	(17.9)

Net cash used in investing activities from continuing operations	(14.9)	(17.9)
Net cash used in investing activities from discontinued operations	(0.4)	(1.4)

Net cash used in investing activities	(15.3)	(19.3)

Cash flows from financing activities
Net change in debt	1.3	—
Long term debt financing costs	(5.5)	(5.5)
Equity contribution	—	13.8

Net cash used in financing activities from continuing operations	(4.2)	8.3
Net cash used in financing activities from discontinued operations	—	—

Net cash provided by (used in) financing activities	(4.2)	8.3

Effect of foreign currency translation on cash	(4.3)	(5.2)

Net decrease in cash and equivalents	(9.0)	(19.3)

Cash and equivalents at beginning of period	72.4	82.7

Cash and equivalents at end of period	$63.4	$63.4